Exhibit 10.5

May 4, 2012

Mr. Timothy L. Brenner

2 Grand View Trail

Orchard Park, NY 14127

Dear Mr. Brenner:

NBT Bancorp Inc. (which, together with its wholly owned subsidiary, NBT Bank, National Association, is referred to as the “Company”) considers the stability of its key management group to be essential to the best interests of the Company and its shareholders. The Company recognizes that, as is the case with many publicly held corporations, the possibility of a change in control may arise and that the attendant uncertainty may result in the departure or distraction of key management personnel to the detriment of the Company and its shareholders.

Accordingly, the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to encourage members of the Company’s key management group to continue as employees notwithstanding the possibility of a change in control of the Company.

The Board also believes it important that, in the event of a proposal for transfer of control of the Company, you be able to assess the proposal and advise the Board without being influenced by the uncertainties of your own situation.

In order to induce you to remain in the employ of the Company, this agreement (the “Agreement”), sets forth the severance compensation which the Company agrees will be provided to you in the event your employment with the Company is terminated subsequent to a “change in control” of the Company under the circumstances described below.

1. Agreement to Provide Services; Right to Terminate.

(a) Termination Prior to Certain Offers. Except as otherwise provided in paragraph (b) below, or in any written employment agreement between you and the Company, the Company or you may terminate your employment at any time. If, and only if, such termination occurs after a “change in control of the Company” (as defined in section 6), the provisions of this Agreement regarding the payment of severance compensation and benefits shall apply. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b) Termination Subsequent to Certain Offers. In the event a tender offer or exchange offer is made by a “person” (as defined in section 6) for more than 30 percent of the combined voting power of the Company’s outstanding securities ordinarily having the right to vote at elections of directors (“Voting Securities”), including shares of common stock, no par value, of the Company (the “Company Shares”), you agree that, notwithstanding the terms of any written employment agreement you may have with the Company, you will not leave the employ of the Company (other than as a result of Disability as such term is defined in section 6) and will render services to the Company in the capacity in which you then serve until such tender offer or exchange offer has been abandoned or terminated or a change in control of the Company has occurred as a result of such tender offer or exchange offer. If, during the period you are obligated to continue in the employ of the Company pursuant to this section 1(b), the Company reduces your compensation, terminates your employment without Cause, or you provide written notice of your decision to terminate your employment for Good Reason (all as defined herein), your obligations under this section 1(b) shall thereupon terminate and you will be entitled to payments provided under Section 3(b).

2. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect until May 4, 2014; provided, however, that commencing May 4, 2014 and each May 4 thereafter, the remaining term of this Agreement shall automatically be extended for one additional year unless at least 90 days prior to such anniversary, the Company or you shall have given notice that this Agreement shall not be extended; and provided, however, that if a change in control of the Company shall occur while this Agreement is in effect, this Agreement shall automatically be extended for 24 months from the date the change in control of the Company occurs. This Agreement shall terminate if you or the Company terminates your employment for any reason, including any reasons provided for under the terms of any written employment agreement you may have with the Company, prior to a change in control of the Company but without prejudice to any remedy the Company may have for breach of your obligations, if any, under section 1(b).

3. Severance Payment and Benefits If Termination Occurs Following Change in Control for Disability, Without Cause, With Good Reason Within 24 Months of the Change or Without Good Reason within 12 Months of the Change. If, (I) within 24 months from the date of occurrence of any event constituting a change in control of the Company (it being recognized that more than one such event may occur in which case the 24-month period shall run from the date of occurrence of each such event), your employment with the Company is terminated (i) by the Company for Disability, (ii) by the Company without Cause, or (iii) by you with Good Reason (as defined in section 6), or (II) within 12 months from the date of occurrence of any event constituting a change in control of the Company (it being recognized that more than one such event may occur in which case the 12-month period shall run from the date of occurrence of each such event) you terminate your employment either with or without Good Reason, you shall be entitled to a severance payment and other benefits as follows:

(a) Disability. If your employment with the Company is terminated for Disability, your benefits shall thereafter be determined in accordance with the Company’s long-term disability income insurance plan. If the Company’s long-term disability income insurance plan is modified or terminated following a change in control, the Company shall substitute such a plan with benefits applicable to you substantially similar to those provided by such plan prior to its modification or termination. During any period that you fail to perform your duties hereunder as a result of incapacity due to physical or mental illness, you shall continue to receive your full base salary at the rate then in effect until your employment is terminated by the Company for Disability.

(b) Termination Without Cause or With Good Reason Within 24 Months of Change in Control or Without Good Reason within 12 Months of the Change in Control. If your employment with the Company is terminated without Cause by the Company or with Good Reason by you within 24 months of a change in control, or by you within 12 months of a change in control of the Company without Good Reason, then in consideration for your covenant not to compete and other post-termination obligations, then the Company shall pay to you, upon demand, the following amounts (net of applicable payroll taxes and other required withholding):

(i) Your full base salary through the Date of Termination at the rate in effect on the date the change in control of the Company occurs plus year-to-date accrued vacation.

(ii) As severance pay, an amount equal to the product of 2 multiplied by the greater of the sum of your annualized salary for the calendar year in which the change in control of the

Company occurs, the maximum bonus that could have been paid to you for such year if all applicable targets and objectives had been achieved, or if no formal bonus program is in effect, the largest bonus amount paid to you during any one of the three preceding calendar years. No other amounts will be included for purposes of determining the amount of severance pay.

(c) Related Benefits. Unless you die or your employment is terminated by the Company for Cause or Disability, or by you other than for Good Reason and not within 12 months after a change in control of the Company, the Company shall maintain in full force and effect, for your continued benefit and, if applicable, for the continued benefit of your spouse and family, for two years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, certain noncash employee benefit plans, programs, or arrangements (including, without limitation, pension and retirement plans and arrangements, life insurance and health, dental and vision plans, but excluding disability or accidental death and dismemberment insurance) in which you were entitled to participate immediately prior to the Date of Termination, as in effect at the Date of Termination, or, if more favorable to you and, if applicable, your spouse and family, as in effect generally at any time thereafter with respect to executive employees of the Company or any successor; provided that your continued eligibility for and participation in such plans, programs, and arrangements is possible after Termination under the general terms and provisions of such plans, programs, and arrangements; provided, however, that if you become eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantially similar benefits upon you, you shall cease to receive benefits under this subsection in respect of such plan, program, or arrangement; provided, further, that for health benefits that extend beyond the COBRA limitation period, the Company shall pay you a lump sum equal to the benefits that you would have received under this Section 3(c) without regard to such limitation, and (ii) your benefit under any retirement plans maintained by the Company in which you are a participant shall be fully vested upon such termination of your employment and paid in a lump sum, and your benefit under such agreement or plan shall be determined as if you had continued to be employed by the Company for two additional years (or the period after which the maximum benefit payable is attained, if less) and if your annual compensation for purposes of such agreement or plan during such period of additional employment had been equal to the amount specified in Section 3(b) (ii). In the event that your participation in any such plan, program, or arrangement is not possible after Termination under the general terms and provisions of such plans, programs, and arrangements, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans, programs and arrangements or alternatively, pay an amount equal to the reasonable value of such substantially similar benefits. If, after termination of employment following a change in control of the Company, under this Section 3, you elect or, if applicable, your spouse or family elects, COBRA continuation coverage, the Company will pay the applicable COBRA premium for the maximum period during which such coverage is available. If termination follows a change in control of the Company specified in Section 6(b)(iii), then you and, if applicable, your spouse and family may elect in lieu of COBRA continuation coverage to have the acquiring entity obtain an individual or group health insurance coverage and the acquiring entity will pay premiums thereunder for the maximum period during which you and, if applicable, your spouse and family could have elected to receive COBRA continuation coverage.

(d) Establishment of Trust. Within five days following conclusion of a change in control of the Company, the Company shall establish a trust that conforms in all regards with the model trust published in Revenue Procedure 92-64 and deposit an amount sufficient to satisfy all liabilities of the Company under Section 3(b) of this Agreement.

(e) Installment Payout. The amounts described in this subsection will be paid to you in equal annual payments over a period which is equal to the multiple of your annualized salary or compensation that is used to determine the amount of the severance pay with the first payment to be made within 30 days of your termination and the subsequent payments, if any, to be made by January 1 of each year subsequent to the year in which the first payment is made, provided that under no circumstances will two payments be made during a single tax year of the recipient.

4. Payment If Termination Occurs Following Change in Control, Because of Death, For Cause, or Without Good Reason and not within 12 Months of the Change in Control. If your employment shall be terminated following any event constituting a change in control of the Company because of your death, or by the Company for Cause, or by you other than for Good Reason and not within 12 months after a change in control of the Company, the Company shall pay you your full base salary through the Date of Termination at the rate in effect on the date the change in control of the Company occurs plus year-to-date accrued vacation. The Company shall have no further obligations to you under this Agreement.

5. No Mitigation. You shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor, except as expressly set forth herein, shall the amount of any payment provided for in this Agreement be reduced by any compensation earned by you as the result of employment by another employer after the Date of Termination, or otherwise except to the extent provided in Section 3(c) of this Agreement.

6. Definitions of Certain Terms. For the purpose of this Agreement, the terms defined in this section 6 shall have the meanings assigned to them herein.

(a) Cause. Termination of your employment by the Company for “Cause” shall mean termination because, and only because, you committed an act of fraud, embezzlement, or theft constituting a felony or an act intentionally against the interests of the Company which causes the Company material injury. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct constituting Cause as defined above and specifying the particulars thereof in detail.

(b) Change in Control of the Company. A “change in control of the Company” shall mean:

(i) A change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date hereof pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”); provided that, without limitation, such a change in control shall be deemed to have occurred at such time as any Person hereafter becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of the Company’s Voting Securities; or

(ii) During any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; or

(iii) There shall be consummated (x) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Voting

Securities would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of Voting Securities immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger, or (y) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all of the assets of the Company, provided that any such consolidation, merger, sale, lease, exchange or other transfer consummated at the insistence of an appropriate banking regulatory agency shall not constitute a change in control of the Company; or

(iv) Approval by the shareholders of the Company of any plan or proposal for the liquidation or dissolution of the Company.

(c) Date of Termination. “Date of Termination” shall mean (i) if your employment is terminated by the Company for Disability, 30 days after Notice of Termination is given (provided that you shall not have returned to the performance of your duties on a full-time basis during such 30-day period), and (ii) if your employment is terminated for any other reason, the date on which a Notice of Termination is given; provided that if within 30 days after any Notice of Termination is given the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order, or decree of a court of competent jurisdiction (the time for appeal therefrom having expired and no appeal having been perfected). The term of this Agreement shall be extended until the Date of Termination.

(d) Disability. Termination of your employment by the Company for “Disability” shall mean termination because of your inability to perform your duties, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(e) Good Reason. Termination by you of your employment for “Good Reason” shall mean termination based on any of the following:

(i) A change in your status or position(s) with the Company, which in your reasonable judgment, does not represent a promotion from your status or position(s) as in effect immediately prior to the change in control of the Company, or a change in your duties or responsibilities which, in your reasonable judgment, is inconsistent with such status or position(s), or any removal of you from, or any failure to reappoint or reelect you to, such position(s), except in connection with the termination of your employment for Cause or Disability or as a result of your death or by you other than for Good Reason.

(ii) A reduction by the Company in your base salary as in effect immediately prior to the change in control of the Company.

(iii) The failure by the Company to continue in effect any Plan (as hereinafter defined) in which you are participating at the time of the change in control of the Company (or Plans providing you with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the change in control of the Company, or the taking of any action, or the failure to act, by the Company which would adversely affect your continued participation in any of such Plans on at least as favorable a basis to you as is the case on the date of the change in control of the Company or which would materially reduce your benefits in the future under any of such Plans or deprive you of any material benefit enjoyed by you at the time of the change in control of the Company.

(iv) The failure by the Company to provide and credit you with the number of paid vacation days to which you are then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to the change in control of the Company.

(v) The Company’s requiring you to be based anywhere other than where your office is located immediately prior to the change in control of the Company except for required travel on the Company’s business to an extent substantially consistent with the business travel obligations which you undertook on behalf of the Company prior to the change in control of the Company.

(vi) The failure by the Company to obtain from any successor the assent to this Agreement contemplated by section 8 hereof.

(vii) Any purported termination by the Company of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of this Agreement; and for purposes of this Agreement, no such purported termination shall be effective.

(viii) Any refusal by the Company to continue to allow you to attend to matters or engage in activities not directly related to the business of the Company which, prior to the change in control of the Company, you were permitted by the Board to attend to or engage in.

For purposes of this subsection, “Plan” shall mean any compensation plan such as an incentive or stock option plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan, or a relocation plan or policy or any other plan, program, or policy of the Company intended to benefit employees.

(f) Notice of Termination. A “Notice of Termination” of your employment given by the Company shall mean a written notice given to you of the termination of your employment which shall indicate the specific termination provision in this Agreement relied upon, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(g) Person. The term “Person” shall mean and include any individual, corporation, partnership, group, association, or other “person,” as such term is used in section 14(d) of the Exchange Act, other than the Company or any employee benefit plan(s) sponsored by the Company.

7. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Chief Executive Officer of the Company with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Successors; Binding Agreement.

(a) This Agreement shall inure to the benefit of, and be binding upon, any corporate or other successor or assignee of the Company which shall acquire, directly or indirectly, by merger, consolidation or purchase, or otherwise, all or substantially all of the business or assets of the Company.

The Company shall require any such successor, by an agreement in form and substance satisfactory to you, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place.

(b) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee or, if there is no such designee, to your estate.

9. Maximization of After-Tax Amounts. Notwithstanding any other provision of this Agreement, and notwithstanding any other agreement or formal or informal compensation plan or arrangement, if you are a “disqualified individual,” as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended (the “Code”), your right to receive any payment or benefit under this Agreement shall be limited to the extent that: (i) such payment or benefit, taking into account any other “payment in the nature of compensation” (within the meaning of Section 280G of the Code) to you or for your benefit (“Compensation”), would cause any payment or benefit under this Agreement to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) as a result of receiving a Parachute Payment, the aggregate after-tax amount you would receive (under this Agreement and otherwise) would be less than the maximum after-tax amount that you could receive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such payment or benefit under this Agreement, in conjunction with your other Compensation, would cause you to be considered to have received a Parachute Payment that would have the effect of decreasing the after-tax amount received by you as described in clause (ii) of the preceding sentence, then you shall have the right, in your sole discretion, to designate any payments or benefits under this Agreement, and any other Compensation, that shall be reduced or eliminated so as to avoid having the payment or benefit to you under this Agreement be deemed to be a Parachute Payment.

10. Delay for Specified Employees. Notwithstanding any other payment schedule provided herein to the contrary, if you are deemed on the Date of Termination a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then each of the following shall apply:

(i) With regard to any payment that is considered deferred compensation under Code Section 409A payable on account of a “separation from service,” such payment shall be made on the date which is the earlier of (A) the expiration of the six (6) month period measured from the date of your “separation from service,” and (B) the date of your death (the “Delay Period”) to the extent required under Code Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to you in a lump sum, and all remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein; and

(ii) To the extent that any benefits to be provided during the Delay Period is considered deferred compensation under Code Section 409A provided on account of a “separation from service,” and such benefits are not otherwise exempt from Code Section 409A, you shall pay the cost of such benefits during the Delay Period, and the Company shall reimburse you, to the extent that such costs would otherwise have been paid by the Company or to the extent that such benefits would otherwise have been provided by the Company at no cost to you, the Company’s share of the cost of such benefits upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

11. Miscellaneous. No provision of this Agreement may be modified, waived, or discharged unless such modification, waiver, or discharge is agreed to in a writing signed by you and the Chief Executive Officer or President of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or of compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same, or at any prior or subsequent, time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. The validity, interpretation, construction, and performance of this Agreement shall be governed by laws of the State of New York without giving effect to the principles of conflict of laws thereof. This agreement shall replace and supercede any agreement, whether written or oral, between the parties dated on or prior to the date hereof, as to the subject matter contained herein, which shall be of no further force or effect.

12. Legal Fees and Expenses. The Company shall pay or reimburse any reasonable legal fees and expenses you may incur in connection with any legal action to enforce your rights under, or to defend the validity of, this Agreement, provided that you ultimately prevail on a substantial claim in connection with such action. The Company will pay or reimburse such legal fees and expenses on a regular, periodic basis upon presentation by you of a statement or statements prepared by your counsel in accordance with its usual practices. All expenses and reimbursements under this Agreement shall be made on or prior to the last day of the taxable year following the taxable year in which you incurred such expenses (provided that if any such reimbursements constitute taxable income to you, such reimbursements shall be paid no later than March 15th of the calendar year following the calendar year in which the expenses to be reimbursed were incurred), and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.

13. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

14. Illegality. Anything in this Agreement to the contrary notwithstanding, this Agreement is not intended and shall not be construed to require any payment to you which would violate any federal or state statute or regulation, including without limitation the “golden parachute payment regulations” of the Federal Deposit Insurance Corporation codified to Part 359 of title 12, Code of Federal Regulations.

15. Code Section 409A Compliance. The intent of the parties is that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be subject to offset, counterclaim or recoupment by any other amount payable to you unless otherwise permitted by Code Section 409A.

16. Company Right to Recover. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company as a result of misconduct, with regard to any financial reporting requirement under the securities laws, and you are subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 and you knowingly engaged in the misconduct, was grossly negligent in engaging in the misconduct, knowingly failed to prevent the misconduct or was grossly negligent in failing to prevent the misconduct, you shall reimburse the Company the amount of any payment earned or accrued during the 12-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document that contained such material noncompliance. Notwithstanding anything in this Agreement, if the Company is required to prepare an accounting restatement, you will forfeit any payments made based on the achievement of pre-established performance goals that are later determined, as a result of the accounting restatement, not to have been achieved.

[Signatures on Next Page]

If this letter correctly sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Very truly yours, NBT BANCORP INC.

By:	/s/ Martin A. Dietrich
Martin A. Dietrich President and Chief Executive Officer

AGREED TO:

/s/ Timothy L. Brenner
Timothy L. Brenner